UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 2, 2005

THE WASHTENAW GROUP, INC.

(Exact name of registrant as specified in its charter)

Michigan	1-31795	20-0126218
(State or Other	(Commission	(I.R.S. Employer ID
Jurisdiction of	File Number)	Number)
Incorporation)

3767 Ranchero Drive, Ann Arbor, Michigan  48108

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (734) 662-9733

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02                                       Termination of a Material Agreement

As a result of the termination of negotiations with Genstone Financial as discussed in Item 7.01, The Washtenaw Group, Inc. (“Washtenaw”) expects that it will not be able to remain in compliance with the condition to closing under its warehouse line of credit facility with Natty Mac requiring Washtenaw to receive $1.5 million in new capital.The facility will be terminated by Natty Mac.  Amounts are currently outstanding under this facility will be repaid in an orderly manner.

ITEM 2.05 Costs Associated with Exit or Disposal Activities

On December 2, 2005, Washtenaw determined to discontinue mortgage loan production operations due to termination of its proposed agreement with Genstone Financial (see Item 7.01), inability to satisfy closing conditions on its warehouse facility with Natty Mac (See Item 1.02) and adverse business conditions in the mortgage origination business. Rising interest rates have lead to declining demand for new loans.  In addition, further downward pressure on net sales revenue has resulted from an increase in premiums paid by other industry participants who have been willing to discount the total net revenue they receive on the sale of mortgage loans. It is expected that Washtenaw would continue to experience further premium compression on sales for the foreseeable future.  In addition, Washtenaw’s capital has been negatively impacted by the continuing mortgage loan repurchases.  This has further reduced Washtenaw’s ability to fund these operations.

Washtenaw will not originate any new loans effective immediately.  The remaining loans currently owned by the company are expected be sold to investors within approximately 30 days.

Washtenaw will be laying off all employees involved in the origination of new loan production immediately.  Due to the current cash position of Washtenaw, it is uncertain if any severance will be paid to these employees.

At this time, Washtenaw is not able to estimate the costs, if any, associated with this action.

ITEM 7.01 Regulation FD Disclosure

On December 5, 2005, The Washtenaw Group, Inc. and Genstone Financial mutually agreed that they were unable to reach a definitive agreement on the proposed transaction to infuse $1.5 million in capital in exchange for 6 million newly issued shares of common stock contemplated by a previously announced letter of intent between the parties.

Previously, on November 11, 2005, Washtenaw reported that it had signed a letter of intent with GenStone Financial to sell to Genstone Financial six million newly issued shares of Washtenaw common stock for $1.5 million, subject to the execution of a definitive agreement and shareholder approval, among other things.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Washtenaw Group, Inc.

Date: December 5, 2005	By:	/s/ Charles C. Huffman
Charles C. Huffman
President and Chief Executive Officer